Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Aradigm Corporation for the registration of up to $60,000,000 of its common stock, and to the incorporation by reference therein of our report dated March 2, 2007, with respect to the financial statements of Aradigm Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission

/s/
Ernst & Young LLP

Palo Alto, California
December 17, 2007